Exhibit No. 23

CONSENT OF ERNST & YOUNG LLP, REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Journal Communications, Inc. (Form S-8 Reg. Nos. 333-109956 and 333-108509 and Form S-3 Reg. No. 333-118552) of our reports dated February 1, 2006, with respect to the consolidated financial statements and schedule of Journal Communications, Inc., Journal Communications, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Journal Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 25, 2005.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Milwaukee, Wisconsin

February 24, 2006